Exhibit 99.2
®

N E W S   R E L E A S E

Atmel Granted Conditional NASDAQ Listing
SAN JOSE, CA, December 11, 2006 . . . Atmel® Corporation (NASDAQ: ATML), a global leader in the development and fabrication of advanced semiconductor solutions, today announced that the NASDAQ Listing Qualifications Panel has granted the company’s request for continued listing on the NASDAQ Stock Market subject to certain conditions.
On or before February 9, 2007 Atmel must file with the Securities and Exchange Commission its Forms 10-Q for its second quarter ended June 30, 2006 and third quarter ended September 30, 2006 as well as any necessary restatements for prior financial periods. The company must also be able to demonstrate compliance with all other requirements for continued listing on the Nasdaq Stock Market. In granting the extension, the Panel has required that through February 9, 2007 Atmel notify the Panel of the occurrence of any significant events, including any event that may call into question Atmel’s historical financial information or impact the company’s ability to comply with any NASDAQ listing requirement or satisfy the February 9, 2007 deadline. In addition, any submissions to the Panel, press releases, or public filings prepared by Atmel will be subject to review by the Panel, which may, at its discretion, request additional information before determining that Atmel has complied with the terms of the Panel’s decision.
As previously announced on July 25, 2006, the Audit Committee of the Company’s Board of Directors initiated an independent investigation regarding the timing of past stock option grants and other potentially related issues. The Audit Committee, with the assistance of independent legal and forensic accounting experts, has reached a preliminary determination that, in connection with the requirements of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB25”), the actual measurement dates for certain stock options differed from the recorded measurement dates for such stock options. Based on the Audit Committee’s preliminary determination, the Company expects that the difference in these measurement dates will result in material non-cash, stock-based

Atmel Corporation • 2325 Orchard Parkway • San Jose CA 95131 • Phone (408) 441-0311 • Fax (408) 487-2600

compensation expenses. The Company filed a Form 8-K on October 30, 2006 disclosing the decision of the Audit Committee that prior financial statements should no longer be relied upon.
The Audit Committee has not completed its work nor reached final conclusions and is continuing its investigation into the circumstances that gave rise to the differences. The Audit Committee is making every effort to complete its investigation, and the Company will make every effort to file its restated financial statements as soon as practicable after the completion of the investigation. There can be no assurance that Atmel will remain listed on the NASDAQ Global Market unless and until the company fully satisfies the terms of the Panel’s decision.
About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with complete system solutions. Focused on consumer, industrial, security, communications, computing and automotive markets, Atmel ICs can be found Everywhere You Are®.
Contact: Robert Pursel, Director of Investor Relations, 1-408-487-2677
###